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For Immediate Release
For Further Information Contact:
Therese Fergo, 301-608-9292
Email Therese@unither.com

UNITED THERAPEUTICS ANNOUNCES $143 MILLION PRIVATE PLACEMENT OF COMMON STOCK

Silver Spring, MD and Research Triangle Park, NC, July 13, 2000: United Therapeutics Corporation (Nasdaq: UTHR) announced today that it has entered into definitive purchase agreements for the sale of 1.3 million shares of newly issued common stock to institutional investors at a price of $110 per share. Closing of the financing is expected to occur within five business days. United Therapeutics intends to use the funds to augment its drug development programs, for acquisitions, and for other general corporate purposes. Deutsche Banc Alex. Brown served as placement agent.

These privately-placed shares have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration. United Therapeutics will file a registration statement with the Securities and Exchange Commission for resale of these privately placed shares.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to qualification under the securities laws of any such state.

United Therapeutics is a pharmaceutical company with Phase III drug development programs in pulmonary hypertension, peripheral vascular disease and osteoarthritis, as well as pre-clinical projects in cardiovascular, respiratory and infectious diseases.

This press release contains forward looking statements concerning the intended use of proceeds from this sale of common stock which are subject to a number of uncertainties that could cause actual events to differ materially. Factors that could cause differences include risks involved with the company's drug development and commercialization efforts, future capital requirements and general market and industry conditions beyond the control of United Therapeutics.

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